EXHIBIT 99

  FOR IMMEDIATE RELEASE                         Contact: Mr. Charles R. Ofner
                                                               (713) 496-5000

  Houston, Texas...November 30,  1995...Reading &  Bates Corporation  (NYSE:
  RB) announced today that it had simultaneously closed two separate private financings aggregating approximately $115 million. The proceeds from the financings were used to repay all of the Company's obligations to Internationale Nederlanden Bank, N. V., with the remainder available for working capital and general corporate purposes.

  The first financing, consisting of up to $60 million in funding, inclusive of a funding provision for upgrades, was structured as a sale and ten year lease of the semi-submersible drilling unit "M. G. Hulme, Jr." The lease contains a provision which allows Reading & Bates to repurchase the Hulme at the end of the lease for a fair market price not to exceed a fixed percentage of original sales price. As previously announced, the Hulme will be upgraded to operate in 3,300 feet of water in 1996 after which it will commence a three year contract with Enserch Exploration.

  The second financing is a five year revolving credit and letter of credit line totaling $55 million with Christiania Bank. The terms of the agreement with Christiania Bank allow the Company to borrow, on a revolving credit basis, up to $45 million in funded debt, with the undrawn balance of funded debt, plus an additional $10 million available for letter of credit requirements. The aggregate amount of the facility reduces over the five year term. Approximately $37 million of funded debt remained undrawn and available to the Company after close.

  Paul B. Loyd, Jr., the Company's Chairman and CEO, said: "I am pleased to confirm completion of these two financings, the first of which, was specifically structured to take advantage of the Company's current tax profile. The new financings provide the Company with enhanced liquidity and working capital and give Reading & Bates improved financial flexibility to take advantage of new opportunities. The combined facilities provide Reading & Bates with an excellent after tax cost of capital which, inclusive of the Hulme buy back provision, compares very favorably with alternatives currently available in the public debt and equity markets."

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

                                      ###